Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Provides 2008 Earnings Per Share Guidance
Reflects Growth of 22% to 25%

ST. LOUIS, November 27, 2007—Express Scripts, Inc. (Nasdaq: ESRX) announced today that it believes its financial performance will continue to benefit from the growth in generic utilization, home delivery, and specialty pharmacy management; lower retail and home delivery drug purchasing costs; increased productivity; and capital structure improvements.  As a result, the Company expects its 2008 diluted earnings per share will be in the range of $2.80 to $2.87; and cash flow from operations will be in a range of $875 to $975 million.

“Our outlook for continued strong growth reflects the success of our business model, which is built around alignment of interests with plan sponsors and their patients,” stated George Paz, president, chief executive officer and chairman.  “Our success in encouraging patients to increase the use of the most cost-effective therapies demonstrates that empowered, educated consumers, given convenient, state-of-the-art tools can unlock great value in actively managing their health.  As we drive greater savings for our clients, our performance improves.”

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services.  The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements include but are not limited to:
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uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by various regulatory agencies and state attorneys general
•	changes in industry pricing benchmarks such as average wholesale price (“AWP”) and average manufacturer price (“AMP”), which could have the effect of reducing prices and margins
•	increased compliance risk relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
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results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

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uncertainties regarding the Medicare Part D prescription drug benefit, including the financial impact  to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network
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competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	our ability to continue to develop new products, services and delivery channels
•	our ability to maintain growth rates, or to control operating or capital costs
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uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

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continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the use and protection of the intellectual property we use in our business
•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends or other factors
•	our ability to attract and retain qualified employees
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.